April 21, 2014                                                                                                                     FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of
$0.63 Per Diluted Common Share

Preliminary Financial Results for the Quarter Ended March 31, 2014:

•
Asset Quality: Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements, totaled $78.4 million at March 31, 2014, a decrease of $10.9 million from $89.3 million at December 31, 2013.  Non-performing assets, excluding FDIC-covered non-performing assets, at March 31, 2014, were $55.9 million, a decrease of $6.4 million from $62.3 million at December 31, 2013.  Non-performing assets were 1.48% of total assets at March 31, 2014, compared to 1.75% at December 31, 2013.  Net charge-offs were $3.5 million for the three months ended March 31, 2014, compared to $2.2 million for the three months ended December 31, 2013.

•
Total Loans:  Total gross loans, including FDIC-covered loans, increased $72.8 million from December 31, 2013, to March 31, 2014, partially due to the acquisition on March 21, 2014, of loans with an aggregate principal amount totaling $11.0 million, which were acquired from Boulevard Bank in Neosho and St. Louis, Missouri.  Net decreases in the FDIC-covered loan portfolios totaled $10.9 million.  Excluding covered loans and mortgage loans held for sale, total loans increased $83.7 million from December 31, 2013, to March 31, 2014, primarily in the areas of commercial real estate loans, other consumer loans, construction loans and commercial business loans.

•
Net Interest Income: Net interest income for the first quarter of 2014 decreased $4.1 million to $38.0 million compared to $42.1 million for the first quarter of 2013. Net interest margin was 4.66% for the quarter ended March 31, 2014, compared to 4.76% for the first quarter in 2013 and 5.02% for the quarter ended December 31, 2013.  These changes were primarily the result of variations in the yield accretion on acquired loans due to changes in expected cash flows in the 2014 period when compared to the first quarter 2013 period. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 97 basis points for the quarter ended March 31, 2014, 118 basis points for the quarter ended March 31, 2013, and 108 basis points for the quarter ended December 31, 2013.  For further discussion on the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the “well capitalized” thresholds established by regulators. On a preliminary basis, as of March 31, 2014, the Company’s Tier 1 leverage ratio was 11.2%, Tier 1 risk-based capital ratio was 15.5%, and total risk-based capital ratio was 16.7%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended March 31, 2014, were $0.63 per diluted common share ($8.7 million available to common shareholders) compared to $0.60 per diluted common share ($8.2 million available to common shareholders) for the three months ended March 31, 2013.

For the quarter ended March 31, 2014, annualized return on average common equity was 10.66%, annualized return on average assets was 0.96%, and net interest margin was 4.66%, compared to 10.55%, 0.84% and 4.76%, respectively, for the quarter ended March 31, 2013.

President and CEO Joseph W. Turner commented, “The Company experienced continued loan growth and improved credit quality in the first quarter of 2014.  Total loans, excluding our covered loans and mortgage loans held for sale, increased $83.7 million from the end of 2013 with loan production throughout our franchise. Credit quality continues to improve with non-performing assets decreasing by $6.4 million, or 10.3%, and potential problem loans reducing by $4.5 million, or 16.7% from the end of last year.

“Our capital and earnings remained strong in the first quarter. As of March 31, 2014, total stockholders’ equity was $389.8 million, or 10.3% of assets and common stockholders’ equity was $331.9 million, or 8.8% of assets. First quarter earnings were $0.63 per diluted common share as compared to $0.60 in the same period in 2013. Our core net interest margin remains stable.”

Turner continued, “We expanded our franchise with targeted moves in the first quarter. The Company acquired certain deposits and loans in Neosho, Mo., and St. Louis from Neosho-based Boulevard Bank. Former Boulevard Bank customers can now do their banking at any Great Southern location throughout our franchise or enjoy our online and mobile banking services. Commercial loan production offices are now open in Tulsa, Okla., and Dallas. Managed by seasoned commercial lenders, both offices have experienced good loan activity since their opening in February 2014.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended March 31,
	2014	2013
Net interest income	$37,966	$42,132
Provision for loan losses	1,691	8,225
Non-interest income	924	2,924
Non-interest expense	25,894	25,920
Provision for income taxes	2,487	2,517
Net income	$8,818	$8,394

Net income available to common shareholders	$8,673	$8,249
Earnings per diluted common share	$0.63	$0.60

NET INTEREST INCOME

Net interest income for the first quarter of 2014 decreased $4.1 million to $38.0 million compared to $42.1 million for the first quarter of 2013. Net interest margin was 4.66% in the first quarter of 2014, compared to 4.76% in the same period of 2013, a decrease of ten basis points.  The average interest rate spread was 4.55% for the three months ended March 31, 2014, compared to 4.69% for the three months ended March 31, 2013. For the three months ended March 31, 2014, the average interest rate spread decreased 35 basis points compared to the average interest rate spread of 4.90% in the three months ended December 31, 2013.  This decrease was primarily due to a decrease in average yield on loans receivable and investment securities, the reasons for which are described below.

The Company’s net interest margin has been significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis, the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter. The positive impact to net interest income and net interest margin was less in the quarter ended March 31, 2014 compared to the quarter ended December 31, 2013.  Additional estimated cash flows, primarily related to the Sun Security Bank and InterBank loan portfolios, were recorded in the quarter ended March 31, 2014.  The impact of these adjustments on the Company’s financial results for the reporting periods presented is shown below:

	Three Months Ended
	March 31, 2014		March 31, 2013
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$7,903	97 bps	$10,433	118 bps
Non-interest income	(6,336)		(8,335)
Net impact to pre-tax income	$1,567		$2,098

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $29.2 million and the remaining adjustment to the indemnification assets, including the effects of the clawback liability related to InterBank, that will affect non-interest income (expense) is $(24.7) million. Of the remaining adjustments, we expect to recognize $15.5 million of interest income and $(11.9) million of non-interest income (expense) during the remainder of 2014.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin increased 11 basis points when compared to the year-ago quarter, and decreased 25 basis points when compared to the fourth quarter of 2013.  The decrease from the quarter ended December 31, 2013 is primarily attributed to a recovery of previously charged off interest in the amount of $1.2 million in the quarter ended December 31, 2013.  This interest recovery positively impacted net interest margin by approximately 15 basis points.  The Company generally continues to experience slightly decreasing yields on loans and investments, excluding the yield accretion income discussed above.  In many cases, new loans originated are at rates which are lower than the rates on existing loans and loans being paid down or paid off.  Deposit costs have decreased slightly as some time deposits continue to mature and renew at lower rates, but the positive impact of this has diminished as market rates for such deposits are no longer declining.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2014, non-interest income decreased $2.0 million to $924,000 when compared to the quarter ended March 31, 2013, primarily as a result of the following items:

•
Gains on sales of single-family loans: Gains on sales of single-family loans decreased $880,000 compared to the prior year quarter.  This was due to a decrease in originations of fixed-rate loans due to higher fixed rates on these loans in the 2014 period which resulted in fewer loans being originated to refinance existing debt.  Loans originated are subsequently sold in the secondary market.

•
Amortization of income related to business acquisitions:  The net amortization expense related to business acquisitions was $6.4 million for the quarter ended March 31, 2014, compared to $5.9 million for the quarter ended March 31, 2013.  The amortization expense for the quarter ended March 31, 2014 was made up of the following items:  $6.3 million of amortization expense related to the changes in cash flows expected to be collected from the FDIC-covered loan portfolios, $319,000 of amortization of the clawback liability and $909,000 of other loss share items.  Offsetting the expense was income from the accretion of the discount related to the indemnification assets for all of the acquisitions of $1.0 million.

•	Service charges and ATM fees: Service charges and ATM fees decreased $259,000 compared to the prior year quarter, primarily due to a reduction in NSF fee income resulting from reduced activity.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2014, non-interest expense decreased $26,000 to $25.9 million, when compared to the quarter ended March 31, 2013.  The decrease was primarily due to the following items:  A decrease in salaries and employee benefits of $205,000; a decrease in insurance expense (primarily FDIC deposit insurance) of $239,000; a decrease in expense on foreclosed assets of $205,000; and a decrease in other operating expenses of $155,000.  These decreases were primarily offset by an increase in net occupancy expense of $268,000, an increase in advertising expense of $256,000 and an increase in legal, audit and other professional fees of $132,000.

The Company’s efficiency ratio for the quarter ended March 31, 2014, was 66.58% compared to 57.53% for the same quarter in 2013.  The increase in the ratio in the 2014 three-month period was primarily due to decreases in net interest income and decreases in non-interest income resulting from decreased gains on sales of single-family loans and increased amortization expense related to business acquisitions.  The Company’s ratio of non-interest expense to average assets increased from 2.59% for the three months ended March 31, 2013 to 2.83% for the three months ended March 31, 2014.  The increase in the current period ratio was due to a significant decrease in average assets in the 2014 period compared to the 2013 period.  Average assets for the quarter ended March 31, 2014 decreased $336 million, or 8.4%, from the quarter ended March 31, 2013, primarily due to a decrease in investment securities and other interest-earning assets.

INCOME TAXES

The Company has elected to early-adopt FASB ASU No. 2014-01, which amends FASB ASC Topic 323, Investments – Equity Method and Joint Ventures. This Update impacts the Company’s accounting for investments in flow-through limited liability entities which manage or invest in affordable housing projects that qualify for the low-income housing tax credit. The amendments in the Update permit reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense (benefit). The Company has significant investments in such qualified affordable housing projects that meet the required conditions.  The Company’s adoption of this Update did not result in any material impact on the Company’s financial position or results of operations, except that the investment amortization expense, which previously was included in Other Non-interest Expense in the Consolidated Statements of Income, is now included in Provision for Income Taxes in the Consolidated Statements of Income presented. As a result, there was no change in Net Income for the periods covered in this release.  In addition, there was no cumulative effect adjustment to Retained Earnings.

For the three months ended March 31, 2014, the Company's effective tax rate was 22.0%, which was lower than the statutory federal tax rate of 35%, due primarily to the effects of the tax credits utilized and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate.  In future periods, the Company expects its effective tax rate typically will be 20-25% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits. The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.  At this time, the Company expects to utilize a larger amount of tax credits in 2014 than it did in 2013.

CAPITAL

As of March 31, 2014, total stockholders’ equity was $389.8 million (10.3% of total assets). As of March 31, 2014, common stockholders’ equity was $331.9 million (8.8% of total assets), equivalent to a book value of $24.24 per common share. Total stockholders’ equity at December 31, 2013, was $380.7 million (10.7% of total assets). As of December 31, 2013, common stockholders’ equity was $322.8 million (9.1% of total assets), equivalent to a book value of $23.60 per common share.  At March 31, 2014, the Company’s tangible common equity to total assets ratio was 8.6%, compared to 8.9% at December 31, 2013. The tangible common equity to total risk-weighted assets ratio was 12.3% at both March 31, 2014 and December 31, 2013.

As of March 31, 2014, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of March 31, 2014, the Company’s Tier 1 leverage ratio was 11.2%, Tier 1 risk-based capital ratio was 15.5%, and total risk-based capital ratio was 16.7%. On March 31, 2014, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 10.0%, Tier 1 risk-based capital ratio was 13.8%, and total risk-based capital ratio was 15.1%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s Small Business Lending Fund (SBLF).  Through the SBLF, in August 2011, the Company issued a new series of preferred stock totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the first quarter of 2014 was 1.0% and the dividend rate will remain at 1.0% until the first quarter of 2016.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  Based on the Company’s current assessment of these factors and their expected impact on the loan portfolio, management believes that provision expenses and net charge-offs for 2014 will likely continue to be less than those for 2013, or similar to the latter half of 2013.  However, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, including a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended March 31, 2014, decreased $6.5 million to $1.7 million when compared with the quarter ended March 31, 2013.  At March 31, 2014, the allowance for loan losses was $38.3 million, a decrease of $1.8 million from December 31, 2013.  Total net charge-offs were $3.5 million and $8.3 million for the quarters ended March 31, 2014 and 2013, respectively.  Two relationships made up $2.3 million of the net charge-off total for the quarter ended March 31, 2014.  The decrease in net charge-offs and provision for loan losses in the three months ended March 31, 2014, were consistent with our expectations, as indicated in previous filings.  General market conditions, and more specifically, real estate absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank’s allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 1.76%, 1.92% and 2.15% at March 31, 2014, December 31, 2013, and March 31, 2013, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company’s loan portfolio at March 31, 2014, based on recent reviews of the Company’s loan portfolio and current economic conditions. If economic conditions were to deteriorate or management’s assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below due to the respective loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreements.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the FDIC-covered loan pools has been better than original expectations as of the acquisition dates.

The loss sharing agreement for the non single-family portion of the loans acquired in the TeamBank transaction ended on March 31, 2014.  Going forward, any additional losses in that non single-family portfolio will not be eligible for loss sharing coverage. At this time, the Company does not expect any material losses in this non single-family loan portfolio, which totaled $32.7 million at March 31, 2014.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at March 31, 2014, were $55.9 million, a decrease of $6.4 million from $62.3 million at December 31, 2013.  Non-performing assets, excluding FDIC-covered non-performing assets, as a percentage of total assets were 1.48% at March 31, 2014, compared to 1.75% at December 31, 2013.

Compared to December 31, 2013, non-performing loans decreased $4.1 million to $15.8 million and foreclosed assets decreased $2.3 million to $40.1 million.  Commercial real estate loans comprised $6.6 million, or 41.9%, of the total $15.8 million of non-performing loans at March 31, 2014, an increase of $402,000 from December 31, 2013.  Non-performing one-to four-family residential loans comprised $3.8 million, or 24.3%, of total non-performing loans at March 31, 2014, a decrease of $527,000 from December 31, 2013.  Non-performing other commercial loans decreased $4.1 million in the three months ended March 31, 2014, and were $3.1 million, or 19.7%, of total non-performing loans at March 31, 2014.

Compared to December 31, 2013, potential problem loans decreased $4.5 million, or 16.8%. This decrease was due to $2.2 million in loans being removed from potential problem loans due to improvements in the credits, $1.8 million in loans transferred to the non-performing category, $881,000 in charge-offs and $417,000 in loans transferred to foreclosed assets, partially offset by the addition of $784,000 of loans to potential problem loans.

Activity in the non-performing loans category during the quarter ended March 31, 2014, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	871	1,301	—	—	—	(605)	(264)	1,303
Land development	338	61	—	—	(24)	—	(2)	373
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	4,361	1,019	—	(274)	(804)	(189)	(279)	3,834
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	6,205	471	—	—	—	—	(69)	6,607
Other commercial	7,231	88	(1,916)	—	—	(1,878)	(421)	3,104
Consumer	900	151	(273)	(32)	—	(60)	(121)	565

Total	$19,906	$3,091	$(2,189)	$(306)	$(828)	$(2,732)	$(1,156)	$15,786

At March 31, 2014, the non-performing commercial real estate category included eight loans, three of which were small amounts that were added during the quarter.  The largest relationship in this category, which was added in previous quarters, is comprised of two loans totaling $4.0 million, or 60.9%, of the total category, and is collateralized by two hotel buildings.  The non-performing other commercial category included nine loans, three of which were added during the quarter. The largest relationship in this category, which was added in 2013, totaled $2.0 million, or 65.1% of the total category, and is collateralized by an assignment of annual assessments generated by a Community Improvement District for the associated real estate.  $2.7 million of loans in this category at January 1, 2014, which were collateralized by inventory and assets of a business, were resolved during the quarter through a charge-off of $364,000 and the sale of the business.  The non-performing one- to four-family residential category included 49 loans, nine of which were added during the quarter.

Activity in the potential problem loans category during the quarter ended March 31, 2014, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	2,201	250	—	(1,301)	—	(500)	—	650
Land development	10,857	—	—	—	—	—	—	10,857
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,193	274	(250)	—	—	—	(23)	2,194
Other residential	1,956	1	—	—	—	—	—	1,957
Commercial real estate	8,880	209	(1,905)	(471)	(417)	(381)	(2)	5,913
Other commercial	717	—	(43)	—	—	—	(1)	673
Consumer	183	50	—	—	—	—	(10)	223

Total	$26,987	$784	$(2,198)	$(1,772)	$(417)	$(881)	$(36)	$22,467

At March 31, 2014, the land development category included four loans, all of which were added during previous quarters. The largest relationship in this category totaled $5.0 million, or 46.1% of the total category, and was collateralized by property located in the Lake of the Ozarks, Mo. area.  The second largest relationship in this category totaled $3.8 million, or 35.4% of the total category, and was collateralized by property in the Branson, Mo. area.  The commercial real estate category of potential problem loans included six loans, one of which was added during the current quarter.  The largest relationship in this category, which was added during a previous quarter, had a balance of $5.0 million, or 83.8% of the total category.  The relationship was collateralized by properties located near Branson, Missouri.  The one- to four-family residential category of potential problem loans included 19 loans, three of which were added during the current quarter.  The other residential category of potential problem loans included one loan which was added in a previous quarter, and was collateralized by properties located in the Branson, Mo., area.  The other commercial category of potential problem loans included three loans, all of which were added in previous quarters.  The largest relationship in this category had a balance of $660,000, or 98.1% of the total category, and was collateralized by collector automobiles.

Activity in other real estate owned, excluding $7.7 million in foreclosed assets covered by FDIC loss sharing agreements and $2.1 million in properties which were not acquired through foreclosure, during the quarter ended March 31, 2014, was as follows:

	Beginning Balance, January 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, March 31
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	11,652	—	(674)	—	(15)	10,963
Land development	16,788	24	(49)	—	(33)	16,730
Commercial construction	2,132	—	—	—	—	2,132
One- to four-family residential	744	805	(178)	—	—	1,371
Other residential	5,900	—	(2,229)	7	—	3,678
Commercial real estate	4,135	416	—	—	—	4,551
Commercial business	77	—	—	—	—	77
Consumer	969	829	(1,137)	—	(43)	618

Total	$42,397	$2,074	$(4,267)	$7	$(91)	$40,120

At March 31, 2014, the land development category of foreclosed assets included 32 properties, the largest of which was located in northwest Arkansas and had a balance of $2.3 million, or 13.7% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 44.2% and 36.6% was located in northwest Arkansas and in the Branson, Mo., area, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 33 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $3.2 million, or 28.9% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 16.5% and 15.8% is located in Springfield, Mo. and Branson, Mo., respectively. The other residential category of foreclosed assets included 15 properties, 12 of which were all part of the same condominium community, which was located in Branson, Mo. and had a balance of $2.2 million, or 59.2% of the total category.  One property recorded at $2.0 million and located in Branson, Mo. was sold during the quarter.  Of the total dollar amount in the other residential category of foreclosed assets, 81.0% was located in the Branson, Mo., area, including the largest properties previously mentioned.  The commercial real estate category of foreclosed assets included 11 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $1.4 million, or 30.8% of the total category.

BUSINESS INITIATIVES

At the close of business on March 21, 2014, Great Southern completed the acquisitions of certain loan and depository accounts and two branches in Neosho, Mo., and certain depository and loan customers serviced in St. Louis, Mo., from Neosho, Mo.-based Boulevard Bank. The loan and deposit accounts of the affected former Boulevard Bank customers were converted to Great Southern’s operating systems, so these customers may now bank at any of Great Southern Bank’s 98 retail banking centers or through Great Southern’s various electronic channels.

The combined Neosho and St. Louis transactions represented approximately $92 million in deposits and $11 million in loans. Approximately $60 million in deposits and $5 million in loans were included with the Neosho transaction. Loans were acquired at par value and a two percent premium was paid on approximately $48 million of the deposits. The Bank paid book value of approximately $670,000 for the real and personal property associated with the two acquired branches.

The St. Louis transaction represented approximately $32 million in depository accounts and $6 million in commercial loans. Great Southern did not obtain any branch locations or employees in St. Louis as part of this transaction. Loans were purchased at par value and deposits were assumed with no significant additional premium.

With the acquisition complete, the Bank in June 2014 expects to relocate its current Great Southern Neosho office at 714 Neosho Boulevard into the former Boulevard Bank branch directly across the street at 713 Neosho Boulevard.

In February 2014, the Company opened commercial loan production offices in Tulsa, Okla., and Dallas, Texas. The Tulsa office is located in southeast Tulsa at 4200 E. Skelly Dr. and the Dallas office is in Preston Center (north Dallas) at 8201 Preston Rd.

In June 2014, the Company expects to open two new full-service banking centers: a north St. Louis office and a Fayetteville, Ark., facility.

Great Southern also announced that it will consider repurchasing its shares of common stock, from time to time in the open market or through privately negotiated transactions, pursuant to its existing repurchase plan.  There are 396,562 remaining shares authorized to be repurchased under this plan.

Great Southern Bancorp, Inc. will hold its 25th Annual Meeting of Shareholders at 10:00 a.m. CDT on Wednesday, May 7, 2014, at the Great Southern Operations Center, 218 S. Glenstone, Springfield, Mo. Holders of Great Southern Bancorp, Inc. common stock at the close of business on the record date, February 21, 2014, can vote at the annual meeting, either in person or by proxy. Material to be presented at the Annual Meeting will be available on the Company’s website, www.GreatSouthernBank.com, prior to the start of the meeting.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from the Great Southern banking center consolidation might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company’s market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vii) the Company’s ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company’s market areas; (x) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers’ responses thereto; (xi) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xii) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xiii) the uncertainties arising from the Company’s participation in the Small Business Lending Fund program, including uncertainties concerning the potential future redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiv) costs and effects of litigation, including settlements and judgments; and (xv) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s other filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three months ended March 31, 2014, and 2013 and the three months ended December 31, 2013, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2014	2013
Selected Financial Condition Data:	(In thousands)

Total assets	$3,772,652	$3,560,250
Loans receivable, gross	2,555,409	2,482,641
Allowance for loan losses	38,275	40,116
Other real estate owned, net	49,963	53,514
Available-for-sale securities, at fair value	532,110	555,281
Deposits	3,016,047	2,808,626
Total borrowings	336,575	343,795
Total stockholders’ equity	389,835	380,698
Common stockholders’ equity	331,892	322,755
Non-performing assets (excluding FDIC-covered assets)	55,904	62,303

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Selected Operating Data:	(In thousands)

Interest income	$42,294	$47,356	$44,939
Interest expense	4,328	5,224	4,445
Net interest income	37,966	42,132	40,494
Provision for loan losses	1,691	8,225	2,813
Non-interest income	924	2,924	(864)
Non-interest expense	25,894	25,920	26,828
Provision for income taxes	2,487	2,517	1,316
Net income	$8,818	$8,394	$8,673
Net income available-to-common shareholders	$8,673	$8,249	$8,528

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Per Common Share:

Net income (fully diluted)	$0.63	$0.60	$0.62
Book value	$24.24	$23.36	$23.60

Earnings Performance Ratios:
Annualized return on average assets	0.96%	0.84%	0.97%
Annualized return on average stockholders’ equity	10.66%	10.55%	10.75%
Net interest margin	4.66%	4.76%	5.02%
Average interest rate spread	4.55%	4.69%	4.90%
Efficiency ratio	66.58%	57.53%	67.70%
Non-interest expense to average total assets	2.83%	2.59%	3.00%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.76%	2.15%	1.92%
Non-performing assets to period-end assets	1.48%	1.81%	1.75%
Non-performing loans to period-end loans	0.62%	1.05%	0.80%
Annualized net charge-offs to average loans	0.66%	1.76%	0.42%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	March 31, 2014	December 31, 2013
Assets

Cash	$98,646	$96,167
Interest-bearing deposits in other financial institutions	299,736	131,758
Cash and cash equivalents	398,382	227,925

Available-for-sale securities	532,110	555,281
Held-to-maturity securities	805	805
Mortgage loans held for sale	6,770	7,239
Loans receivable (1), net of allowance for loan losses of $38,275 – March 2014; $40,116 - December 2013	2,513,985	2,439,530
FDIC indemnification asset	65,592	72,705
Interest receivable	10,547	11,408
Prepaid expenses and other assets	74,612	72,904
Other real estate owned (2), net	49,963	53,514
Premises and equipment, net	104,630	104,534
Goodwill and other intangible assets	5,923	4,583
Federal Home Loan Bank stock	9,333	9,822

Total Assets	$3,772,652	$3,560,250

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$3,016,047	$2,808,626
Federal Home Loan Bank advances	126,260	126,757
Securities sold under reverse repurchase agreements with customers	128,179	134,981
Structured repurchase agreements	50,000	50,000
Short-term borrowings	1,207	1,128
Subordinated debentures issued to capital trust	30,929	30,929
Accrued interest payable	966	1,099
Advances from borrowers for taxes and insurance	6,510	3,721
Accounts payable and accrued expenses	18,606	18,502
Current and deferred income taxes	4,113	3,809
Total Liabilities	3,382,817	3,179,552

Stockholders’ Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding March 2014 and December 2013 – 57,943 shares	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2014 – 13,691,595 shares; December 2013 – 13,673,709 shares	137	137
Additional paid-in capital	19,850	19,567
Retained earnings	306,685	300,589
Accumulated other comprehensive gain	5,220	2,462
Total Stockholders’ Equity	389,835	380,698

Total Liabilities and Stockholders’ Equity	$3,772,652	$3,560,250

(1)	At March 31, 2014 and December 31, 2013, includes loans, net of discounts, totaling $375.2 million and $386.2 million, respectively, which are subject to FDIC support through loss sharing agreements.
(2)
At March 31, 2014 and December 31, 2013, includes foreclosed assets, net of discounts, totaling $7.7 million and $9.0 million, respectively, which are subject to FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Interest Income
Loans	$39,308	$42,778	$41,677
Investment securities and other	2,986	4,578	3,262
	42,294	47,356	44,939
Interest Expense
Deposits	2,660	3,527	2,735
Federal Home Loan Bank advances	975	974	1,004
Short-term borrowings and repurchase agreements	557	583	567
Subordinated debentures issued to capital trust	136	140	139
	4,328	5,224	4,445

Net Interest Income	37,966	42,132	40,494
Provision for Loan Losses	1,691	8,225	2,813
Net Interest Income After Provision for Loan Losses	36,275	33,907	37,681

Noninterest Income
Commissions	281	328	229
Service charges and ATM fees	4,168	4,427	4,426
Net gains on loan sales	549	1,429	679
Net realized gains on sales and impairments of available-for-sale securities	73	34	2
Late charges and fees on loans	314	300	479
Net change in interest rate swap fair value	(103)	61	11
Accretion (amortization) of income related to business acquisitions	(6,388)	(5,868)	(7,360)
Other income	2,030	2,213	670
	924	2,924	(864)

Noninterest Expense
Salaries and employee benefits	13,017	13,222	13,135
Net occupancy expense	5,403	5,135	5,208
Postage	793	793	861
Insurance	926	1,165	985
Advertising	731	475	566
Office supplies and printing	290	307	353
Telephone	736	687	699
Legal, audit and other professional fees	934	802	1,413
Expense on foreclosed assets	850	1,055	589
Partnership tax credit investment amortization	453	363	556
Other operating expenses	1,761	1,916	2,463
	25,894	25,920	26,828

Income Before Income Taxes	11,305	10,911	9,989
Provision for Income Taxes	2,487	2,517	1,316

Net Income	8,818	8,394	8,673

Preferred Stock Dividends	145	145	145

Net Income Available to Common Shareholders	$8,673	$8,249	$8,528

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2014	2013	2013
Earnings Per Common Share
Basic	$0.63	$0.61	$0.62
Diluted	$0.63	$0.60	$0.62

Dividends Declared Per Common Share	$0.20	$0.18	$0.18

Average Balances, Interest Rates and Yields

The following tables present, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $601,000 and $827,000 for the three months ended March 31, 2014 and 2013, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2014(1)	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.72%	$439,624	$9,121	8.41%	$502,080	$9,543	7.71%
Other residential	4.67	355,880	5,318	6.06	318,489	6,225	7.93
Commercial real estate	4.58	870,384	11,880	5.54	784,490	13,168	6.81
Construction	4.35	211,075	2,605	5.01	207,786	4,408	8.60
Commercial business	4.87	271,038	3,583	5.36	239,231	3,536	6.00
Other loans	5.89	329,438	6,163	7.59	282,032	5,025	7.23
Industrial revenue bonds	5.62	45,900	638	5.63	59,618	873	5.94

Total loans receivable	4.92	2,523,339	39,308	6.32	2,393,726	42,778	7.25

Investment securities	2.68	558,725	2,906	2.11	821,354	4,482	2.21
Other interest-earning assets	0.14	219,712	80	0.15	374,012	96	0.10

Total interest-earning assets	4.15	3,301,776	42,294	5.19	3,589,092	47,356	5.35
Non-interest-earning assets:
Cash and cash equivalents		92,331			87,401
Other non-earning assets		269,901			323,698
Total assets		$3,664,008			$4,000,191

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.20	$1,379,002	768	0.23	$1,632,245	1,183	0.29
Time deposits	0.77	977,239	1,892	0.79	1,167,947	2,344	0.81
Total deposits	0.43	2,356,241	2,660	0.46	2,800,192	3,527	0.51
Short-term borrowings and repurchase agreements	1.24	209,252	557	1.08	259,998	583	0.91
Subordinated debentures issued to capital trust	1.81	30,929	136	1.79	30,929	140	1.84
FHLB advances	3.13	126,458	975	3.13	126,596	974	3.12

Total interest-bearing liabilities	0.62	2,722,880	4,328	0.64	3,217,715	5,224	0.66
Non-interest-bearing liabilities:
Demand deposits		530,288			385,458
Other liabilities		22,091			20,964
Total liabilities		3,275,259			3,624,137
Stockholders’ equity		388,749			376,054
Total liabilities and stockholders’ equity		$3,664,008			$4,000,191

Net interest income:
Interest rate spread	3.53%		$37,966	4.55%		$42,132	4.69%
Net interest margin*				4.66%			4.76%
Average interest-earning assets to average interest-bearing liabilities		121.3%			111.5%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield/rate on loans at March 31, 2014 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended March 31, 2014.